Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Enters into Agreement for the Sale of Specific Assets and Manufacturing Services

BELLINGHAM, WA--(MARKET WIRE)--  March 20, 2008 -- Unity Wireless Corporation (OTC BB:UTYW.OB - News) announces that it has signed an agreement for the sale of certain assets of the Company, including power amplifier and related products, design, IP (intellectual property), PO (purchase orders) and equipment located in its Burnaby, BC location and a Manufacturing services agreement with Moventis Wireless Inc. and PTL  Electronics Ltd. of British Columbia, Canada.

Under the agreement, the purchase is non-cash, with Unity receiving consideration of USD$3 million which will be offset against a portion of its account payable to its contract manufacturer, PTL Electronics. In addition, Unity will be entitled to a royalty for a period of 3 years.

Closing of the above transaction is subject to receiving the approval of the transaction by certain lien holders on the company’s assets as well as other conditions to be met as specified in the agreement.  There is no assurance that this transaction will be completed.

Unity Wireless CEO Ilan Kenig commented: “This transaction helps Unity to reduce its debt significantly while establishing a new manufacturing arrangement for future and present orders with its long-time partner and outsource manufacturer PTL Electronics. In addition, this transaction will allow the Unity and its management team to focus on developing our main markets and product lines, particularly in India, Russia and North America.”

“More specifically, we have seen growth in sales in India of our repeaters and TMA line, which we need to support, and we need to be closer to our customers in this region (mainly Nokia, Ericsson and Reliance). We are also seeing repeat orders coming from the recently announced winning bid in Russia, and the first order for our Wi-Max project in North America - which was recently shipped.  We are currently making preparations for the expected Wi-Max rollout by this major client. The agreement with Moventis and PTL will allow us to focus our attention and resources on these opportunities”. Added Ilan Kenig.

About Unity Wireless

Unity Wireless is a world class provider of wireless coverage enhancement solutions for cellular operators and custom subsystems for network infrastructure manufacturers.  For more information about Unity Wireless, visit www.unitywireless.com.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, changes in external market factors including the economy, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Contacts:

     Shawn Balaghi

     Public Relations

     (604) 773-0242

     Talal Fouani

     Wall Street Financial Corp.

     (403) 616-8472